Exhibit 99.1

N E W S R E L E A S E
Corporate Headquarters 4350 Congress Street Suite 600 Charlotte, NC 28209 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793
	ramesh.shettigar@glatfelter.com	eileen.beck@glatfelter.com

GLATFELTER REPORTS FIRST QUARTER 2023 RESULTS
~ Improved financial performance driven by progress on key turnaround actions ~

2023 First Quarter Highlights

•Achieved operating income of $6.1 million on a net loss of $13.6 million
•Improved Adjusted EBITDA by $1.8 million versus Q1 2022 driven by Airlaid Materials and Composite Fibers
•Cash flow from operations improved $35.6 million compared to Q1 2022
•Completed refinancing transactions to strengthen capital position and address debt maturities
•Streamlined leadership to improve operational efficiency and expand product management capabilities
•Moody's upgraded Glatfelter's corporate rating to B3, reflecting successful refinancing and improved liquidity
•Reaffirming annual guidance of $110 million – $120 million in Adjusted EBITDA for 2023

CHARLOTTE, North Carolina – May 4, 2023: Glatfelter Corporation (NYSE: GLT), a leading global supplier of engineered materials, today reported financial results for the first quarter of 2023 and provided an update on the Company's progress with its turnaround strategy to drive operational and financial improvements.

	Three months ended March 31,
Dollars in thousands	2023	2022

Net sales	$378,208	$381,680
Net loss from continuing operations	(13,182)	(108,290)
Adjusted loss from continuing operations	(5,866)	(6,159)
EPS from continuing operations	(0.29)	(2.42)
Adjusted EPS	(0.13)	(0.14)
Adjusted EBITDA	24,785	23,011

“The actions we completed this quarter, combined with the improvement in Adjusted EBITDA, are strong indications of the progress we are making to turn around our business and drive greater profitability," said Thomas Fahnemann, President and Chief Executive Officer of Glatfelter. “The fundamentals of our Composite Fibers and Airlaid Materials segments remain strong as demonstrated by the quarter-over-quarter growth in profitability for both segments despite a continued difficult economic environment. And, although volumes increased in Spunlace, we did not see a sequential increase in profitability compared to the fourth quarter due to a challenged product mix."

Glatfelter Reports First Quarter 2023 Results	page 2
"We continue to aggressively drive improvements in our business and recently announced senior leadership changes that combine accountability for commercial and global supply chain into a single role to achieve greater alignment and improved efficiency across these important functions. Also, I have commissioned the formation of a product management function to gain greater category-level focus on strengthening product differentiation and innovation, maximizing customer value, and ultimately driving sustainable margin improvement. These changes are the next natural steps in executing our turnaround strategy, along with the ongoing work to address the overall performance of the Spunlace segment," said Mr. Fahnemann.

Refinancing Initiatives Complete

As previously disclosed, during the first quarter, the Company completed a series of refinancing transactions that strongly positions it to be well-capitalized and poised for growth with focus on its overall operations and long-term strategy. With this refinancing, the Company meaningfully extended its debt maturity profile, with no material debt coming due prior to the maturity of the revolving credit facility in September 2026. This financial flexibility gives the Company significant runway to execute its various initiatives before it needs to re-access the debt markets.

“We are in a much stronger position today as a result of the combined impact of improvements to our business operations, product portfolio, leadership team and balance sheet," said Mr. Fahnemann. “We have established the foundation needed to turn around and transform the Company, and I remain confident we will generate between $110 million - $120 million in Adjusted EBITDA for 2023 as we continue to strive toward earnings growth and ultimately realizing our full potential.”
First Quarter Results
The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended March 31,
	2023		2022
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(13,584)	$(0.30)	$(108,327)	$(2.42)
Exclude: Loss from discontinued operations, net of tax	402	0.01	37	—
Loss from continuing operations	(13,182)	(0.29)	(108,290)	(2.42)
Adjustments (pre-tax):
Goodwill and other asset impairment charges(1)	—		117,349
Turnaround strategy costs (2)	4,483		—
Russia/Ukraine conflict charges (3)	—		3,948
Strategic initiatives (4)	730		1,835
Debt refinancing (5)	1,883		—
CEO transition costs (6)	633		—
Corporate headquarters relocation	—		88
Cost optimization actions (7)	—		941
Timberland sales and related costs	(617)		(2,962)
Total adjustments (pre-tax)	7,112		121,199
Income taxes (8)	(3)		(19,147)
Other tax adjustments (9)	207		79
Total after-tax adjustments	7,316	0.16	102,131	2.28
Adjusted loss from continuing operations	$(5,866)	$(0.13)	$(6,159)	$(0.14)

(1)Reflects goodwill impairment charge of $56.1 million and other asset impairment charges of $61.3 million recognized in Q1 2022.
(2)Reflects employee separation costs of $3.3 million and $1.2 million in professional fees.
(3)Reflects bad debt expense charges of $2.9 million and inventory reserves charges of $1.0 million recognized in Q1 2022.
(4)For 2023, reflects consulting and legal fees of $0.5 million, employee separation costs of $0.1 million, and other costs of $0.1 million. For 2022, reflects professional and legal fees of $1.3 million, employee separation costs of $0.3 million, and other costs of $0.2 million.
(5)Reflects $1.8 million of deferred debt issuance costs in connection with the Company’s new €250 million EUR Term loan, and $0.1 million in early repayment penalties and write-off of unamortized financing fees on the IKB Deutsche Industriebank AG, Düsseldorf ("IKB") loans.

Glatfelter Reports First Quarter 2023 Results	page 3
(6)Reflects pension settlement charge related to former CEO separation.
(7)Primarily reflects employee separation costs of $0.4 million, equipment write-down of $0.4 million and other costs of $0.1 million directly associated with closure of a synthetic fiber production facility in the U.K. recognized in Q1 2022.
(8)Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated. For items originating in the U.S., no tax effect is recognized due to the previously established valuation allowance on the net deferred tax assets.
(9)Tax effect of applying certain provisions of the CARES Act of 2020.
A description of each of the adjustments presented above is included later in this release.

Airlaid Materials

	Three months ended March 31,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	39,827	43,052	(3,225)	(7.5)%
Net sales	$159,441	$149,464	$9,977	6.7%
Operating income	13,914	12,221	1,693	13.9%
EBITDA	21,600	19,850	1,750	8.8%
EBITDA %	13.5%	13.3%
Airlaid Materials’ first quarter net sales increased $10.0 million in the year-over-year comparison mainly driven by higher selling prices from cost pass-through arrangements with customers and pricing actions to recover significant inflation in raw materials and energy. Shipments were 7.5% lower mainly due to feminine hygiene and tabletop categories and currency translation was unfavorable by $3.4 million.

Airlaid Materials’ first quarter EBITDA of $21.6 million was $1.8 million higher when compared to the first quarter of 2022. Lower shipments were mostly offset by favorable mix, lowering results by $0.1 million. Selling price increases and energy surcharges of $20.5 million more than offset higher raw material and energy costs of $18.1 million. Operations were unfavorable by $1.3 million mainly driven by lower production to manage customer demand as some customers slowed ordering patterns to manage inventory levels built up at the end of 2022 to avoid anticipated energy and supply chain disruptions in the beginning of 2023. The impact of currency and related hedging positively impacted earnings by $0.8 million.

Composite Fibers

	Three months ended March 31,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	24,818	28,211	(3,393)	(12.0)%
Net sales	$132,591	$135,829	$(3,238)	(2.4)%
Operating income (loss)	6,127	(335)	6,462	1,929.0%
EBITDA	10,092	6,184	3,908	63.2%
EBITDA %	7.6%	4.6%

Composite Fibers’ revenue was $3.2 million lower in the first quarter of 2023, compared to the year-ago quarter as lower shipments of 12.0% and unfavorable currency translation of $5.9 million was partially offset by higher selling prices of $12.0 million.

Composite Fibers had EBITDA for the first quarter of $10.1 million compared with $6.2 million EBITDA in the first quarter of 2022. Higher selling prices and energy surcharges more than offset the continued inflation in energy, raw material, and freight and were a net favorable benefit to results of $3.5 million. Lower shipments negatively impacted income by $1.6 million as all product categories were down compared to the same quarter last year reflecting softening demand from inflationary pressures and wallcover shipments were additionally impacted by the Russia/Ukraine conflict. Operations was favorable $1.4 million mainly driven by headcount actions taken related to the turnaround strategy as well as lower energy consumption due to lower production volume to match customer demand. The impact of currency and related hedging positively impacted earnings by $0.6 million.

Spunlace

Glatfelter Reports First Quarter 2023 Results	page 4

	Three months ended March 31,
Dollars in thousands	2023	2022	Change

Tons shipped (metric)	16,420	20,736	(4,316)	(20.8)%
Net sales	$86,723	$96,387	$(9,664)	(10.0)%
Operating loss	(2,023)	(1,572)	(451)	(28.7)%
EBITDA	1,069	1,342	(273)	(20.3)%
EBITDA %	1.2%	1.4%

Spunlace revenue was $9.7 million lower in the first quarter of 2023, compared to the year-ago quarter as lower shipments of 20.8% and unfavorable currency translation of $1.4 million were partially offset by higher selling prices of $12.0 million.

Spunlace had an EBITDA of $1.1 million in the first quarter of this year compared with an EBITDA of $1.3 million in the first quarter of 2022. Higher selling prices and energy surcharges fully offset the higher raw material and energy costs favorably impacting earnings by $3.2 million. Volume was unfavorable $2.1 million driven by lower shipments in almost all categories. Operations was unfavorable $1.1 million mainly driven by lower production but partially offset by headcount actions taken in 2022 to improve segment profitability. The impact of currency negatively impacted earnings by $0.2 million.
Other Financial Information
The amount of operating expense not allocated to a reporting segment in the Segment Financial Information totaled $11.9 million in the first quarter of 2023 compared with $126.2 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the first quarter of 2023 increased $2.3 million compared to the first quarter of 2022. Corporate costs were higher mainly driven by higher incentive accruals and professional services costs.

In the first quarter of 2023, our U.S. GAAP pre-tax loss from continuing operations totaled $9.5 million and we recorded an income tax expense of $3.7 million which primarily related to the tax provision for foreign jurisdictions, reserves for uncertain tax positions, and valuation allowances for domestic and foreign jurisdiction losses for which no tax benefit could be recognized. The comparable amounts in the same quarter of 2022 were a pre-tax loss of $125.1 million and an income tax benefit of $16.8 million.
Balance Sheet and Other Information
Cash and cash equivalents totaled $88.6 million as of March 31, 2023, and net debt was $775.6 million compared with $734.4 million at the end of 2022. Leverage as calculated in accordance with the financial covenants of our bank credit agreement was in compliance at 3.0 times at March 31, 2023.

Capital expenditures during the three months ended March 31, 2023 and 2022 totaled $9.5 million and $12.3 million, respectively. Adjusted free cash flow for the three months ended March 31, 2023 was a use of $28.2 million compared with a use of $75.4 million for 2022. (Refer to the calculation of this measure provided in the tables at the end of this release).

Glatfelter Reports First Quarter 2023 Results	page 5
Conference Call
As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its first quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation that includes additional financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Q1 2023 Glatfelter Earnings Conference Call
When:	Thursday, May 4, 2023, 11:00 a.m. (ET)
Participant Dial-in Number:	(323) 794-2551
(800) 239-9838
Conference ID:	9192144
Webcast registry:	Q1 2023 Glatfelter Earnings Webcast
OR access via our website:	Glatfelter Webcasts and Presentations

Replay will be available, via the webcast link, approximately 2 hours after the conclusion of our earnings call.
Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports First Quarter 2023 Results	page 6
Glatfelter Corporation and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
In thousands, except per share	2023	2022

Net sales	$378,208	$381,680
Costs of products sold	341,994	350,015
Gross profit	36,214	31,665
Selling, general and administrative expenses	30,745	33,166
Goodwill and other asset impairment charges	—	117,349
Gains on dispositions of plant, equipment and timberlands, net	(644)	(2,961)
Operating income (loss)	6,113	(115,889)
Non-operating income (expense)
Interest expense	(12,594)	(7,862)
Interest income	271	17
Other, net	(3,278)	(1,340)
Total non-operating expense	(15,601)	(9,185)
Loss from continuing operations before income taxes	(9,488)	(125,074)
Income tax provision (benefit)	3,694	(16,784)
Loss from continuing operations	(13,182)	(108,290)

Discontinued operations:
Loss before income taxes	(402)	(37)
Income tax provision	—	—
Loss from discontinued operations	(402)	(37)
Net loss	$(13,584)	$(108,327)

Basic earnings per share
Loss from continuing operations	$(0.29)	$(2.42)
Loss from discontinued operations	(0.01)	—
Basic loss per share	$(0.30)	$(2.42)

Diluted earnings per share
Loss from continuing operations	$(0.29)	$(2.42)
Loss from discontinued operations	(0.01)	—
Diluted loss per share	$(0.30)	$(2.42)

Weighted average shares outstanding
Basic	44,957	44,709
Diluted	44,957	44,709

Glatfelter Reports First Quarter 2023 Results	page 7
Segment Financial Information
(unaudited)

	Three months ended March 31,
In thousands, except per share	2023	2022

Net Sales
Airlaid Material	$159,441	$149,464
Composite Fibers	132,591	135,829
Spunlace	86,723	96,387
Inter-segment sales elimination	(547)	—
Total	$378,208	$381,680

Operating income (loss)
Airlaid Material	$13,914	$12,221
Composite Fibers	6,127	(335)
Spunlace	(2,023)	(1,572)
Other and unallocated	(11,905)	(126,203)
Total	$6,113	$(115,889)

Depreciation and amortization
Airlaid Material	$7,686	$7,629
Composite Fibers	3,965	6,519
Spunlace	3,092	2,914
Other and unallocated	988	1,422
Total	$15,731	$18,484

Capital expenditures
Airlaid Material	$2,082	$3,468
Composite Fibers	3,663	6,127
Spunlace	2,701	2,085
Other and unallocated	1,054	668
Total	$9,500	$12,348

Tons shipped (metric)
Airlaid Material	39,827	43,052
Composite Fibers	24,818	28,211
Spunlace	16,420	20,736
Total	81,065	91,999

Glatfelter Reports First Quarter 2023 Results	page 8
Selected Financial Information
(unaudited)

	Three months ended March 31,
In thousands	2023	2022

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$(30,632)	$(66,240)
Investing activities	(8,787)	(7,801)
Financing activities	15,179	16,281

Depreciation, depletion and amortization	15,731	18,484
Capital expenditures	(9,500)	(12,349)

	March 31, 2023	December 31, 2022
Balance Sheet Data
Cash and cash equivalents	$88,641	$110,660
Total assets	1,651,471	1,647,353
Total debt	864,251	845,109
Shareholders’ equity	312,587	318,004

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of engineered materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:
•Goodwill and other asset impairment charges. This adjustment represents non-cash charges recorded to reduce the carrying amount of certain long-lived assets of our Dresden, Germany facility and goodwill of our Composite Fibers reporting segment.
•Turnaround strategy costs. This adjustment reflects costs incurred in connection with the Company's turnaround strategy initiated in 2022 under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation costs.
•Russia/Ukraine conflict charges. This adjustment represents a non-cash charge recorded to reduce the carrying amount of accounts receivable and inventory directly related to the Russia/Ukraine military conflict.
•Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and related integrations.
•Debt refinancing costs. Represents charges to write-off unamortized debt issuance costs in connection with the extinguishment of the Company’s €220 million EUR Term loan and IKB loans, as well as, the amendment to the Company's credit facility. These costs also include an early repayment penalty related to the extinguishment of the IKB loans.

Glatfelter Reports First Quarter 2023 Results	page 9
•CEO transition costs. This adjustment reflects a non-cash pension settlement charge associated with the separation of our former CEO related to a lump-sum distribution made in Q1 2023 under the terms of his non-qualified pension plan agreement.
•Corporate headquarters relocation. These adjustments reflect costs incurred in connection with the strategic relocation of the Company’s corporate headquarters to Charlotte, NC. The costs are primarily related to employee relocation costs and exit costs at the former corporate headquarters.
•Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, improve efficiencies or other objectives. Such actions may include asset rationalization, headcount reductions or similar actions. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.
•Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.
Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

EBITDA is a measure used by management to assess our operating performance and is calculated using income (loss) from continuing operations and excludes interest expense, interest income, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated using EBITDA and further excludes certain items management considers to be unrelated to the company’s core operations. The adjustments include, among others, goodwill and other asset impairment charges, the costs of strategic initiatives, turnaround strategy costs, CEO transition costs, optimization costs, corporate headquarters relocation expenses, asset impairment charge, and share-based compensation expense, as well as the elimination of gains from sales of timberlands. Adjusted EBITDA is a performance measure that excludes costs that we do not consider to be indicative of our ongoing operating performance.

Calculation of Adjusted Free Cash Flow In thousands	Three months ended March 31,
	2023	2022

Cash from operations	$(30,632)	$(66,240)
Capital expenditures	(9,500)	(12,349)
Free cash flow	(40,132)	(78,589)
Adjustments:
Turnaround strategy costs	5,271	—
Strategic initiatives	152	1,390
Cost optimization actions	36	585
CEO transition costs	7,101	—
Corporate headquarters relocation	—	(566)
Fox River environmental matter	160	1,264
Tax payments (refunds) on adjustments to adjusted earnings	(805)	561
Adjusted free cash flow	$(28,217)	$(75,355)

Glatfelter Reports First Quarter 2023 Results	page 10

Net Debt In thousands	March 31, 2023	December 31, 2022

Short-term debt	$8,206	$11,422
Current portion of long-term debt	3,955	40,435
Long-term debt	852,090	793,252
Total	864,251	845,109
Less: Cash	(88,641)	(110,660)
Net Debt	$775,610	$734,449

Adjusted EBITDA	Three months ended March 31,
In thousands	2023	2022

Net loss	$(13,584)	$(108,327)
Exclude: Loss from discontinued operations, net of tax	402	37
Add back: Taxes on continuing operations	3,694	(16,784)
Depreciation and amortization	15,731	18,484
Interest expense, net	12,323	7,845
EBITDA	18,566	(98,745)
Adjustments:
Goodwill and other asset impairment charges	—	117,349
Turnaround strategy costs	4,483	—
Russia/Ukraine conflict charges	—	3,948
Strategic initiatives	730	1,835
Debt refinancing	59	—
CEO transition costs	633	—
Corporate headquarters relocation	—	88
Share-based compensation	931	909
Cost optimization actions	—	589
Timberland sales and related costs	(617)	(2,962)
Adjusted EBITDA	$24,785	$23,011

Glatfelter Reports First Quarter 2023 Results	page 11

Reconciliation of Operating Profit to EBITDA by Segment	Three months ended March 31,
In thousands	2023	2022

Airlaid Materials
Operating profit	$13,914	$12,221
Add back: Depreciation & amortization	7,686	7,629
EBITDA	$21,600	$19,850

Composite Fibers
Operating profit	$6,127	$(335)
Add back: Depreciation & amortization	3,965	6,519
EBITDA	$10,092	$6,184

Spunlace
Operating profit	$(2,023)	$(1,572)
Add back: Depreciation & amortization	3,092	2,914
EBITDA	$1,069	$1,342

Adjusted Corporate Unallocated Expenses	Three months ended March 31,
In thousands	2023	2022

Other and unallocated operating loss	$(11,905)	$(126,203)
Adjustments:
Goodwill and other asset impairment charges	—	117,349
Turnaround strategy costs	4,483	—
Russia/Ukraine conflict charges	—	3,948
Strategic initiatives	730	1,835
Corporate headquarters relocation	—	88
Cost optimization actions	—	941
Timberland sales and related costs	(617)	(2,962)
Adjusted corporate unallocated expenses	$(7,309)	$(5,004)

Caution Concerning Forward-Looking Statements
Any statements included in this press release that pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements. The risks, uncertainties and other unpredictable or uncontrollable factors are described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) in the Risk Factors section and under the heading “Forward-Looking Statements” in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Glatfelter Reports First Quarter 2023 Results	page 12
About Glatfelter
Glatfelter is a leading global supplier of engineered materials with a strong focus on innovation and sustainability. The Company’s high quality, technology-driven, innovative, and customizable nonwovens solutions can be found in products that are Enhancing Everyday Life®. These include personal care and hygiene products, food and beverage filtration, critical cleaning products, medical and personal protection, packaging products, as well as home improvement and industrial applications. Headquartered in Charlotte, NC, the Company’s 2022 net sales were $1.5 billion. As of December 31, 2022, we employed approximately 3,250 employees worldwide. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with sixteen manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain, and the Philippines. The Company has sales offices in all major geographies serving customers under the Glatfelter and Sontara® brands. Additional information about Glatfelter may be found at www.glatfelter.com.